EXHIBIT 2.3

                            ACQUISITION AGREEMENT


THIS ACQUISITION AGREEMENT (the "Agreement") is entered into on January 30, 1999, by and between SAFE TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("SFAD") and RANDI SWATT, JOHN REINBERGS and DAVID FOX (collectively, the "IAI Stockholders") as the sole shareholders of INTERNET ASSOCIATES INTERNATIONAL, INC., a Nevada corporation ("IAI").

RECITALS

It is the intention of the parties hereto that all of the issued and outstanding stock of IAI shall be acquired by SFAD, in exchange for the issuance to the IAI Stockholders of SFAD Common Stock as set forth below (the "Acquisition"). The issuance of stock to the IAI Stockholders is intended to qualify as a transaction in securities exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and under the applicable securities laws of the state or jurisdiction where IAI Stockholders reside, and the Acquisition is intended to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. Purchase and Purchase Price. The IAI Stockholders agree to sell, and SFAD agrees to purchase, all of the issued and outstanding shares of stock of IAI (the "IAI Stock") for a purchase price equal to ten (10) times the net profits of IAI for the calendar year 1999. For purposes of this Agreement, net profits shall mean all revenues less all expenses, excluding only those expenses of IAI incurred at the request of SFAD or incurred as a result of SFAD being a public company. Normally occurring IAI accounting expenses, such as the preparation of monthly, quarterly and annual financial statements and tax returns shall be included in the calculation of net profits, but the expenses of auditing the financial statements shall not be included, nor shall any expenses of SFAD be allocated to IAI, including but not limited to, extraordinary items, overhead, or the like. The net profits of IAI shall be determined by IAI's independent accountants in accordance with generally accepted accounting principles, consistently applied. Should either party disagree with the determination of net profits, the parties agree to mutually appoint another independent accounting firm to review IAI's financial statements with IAI's independent accountants and make a final determination of the net profits of IAI, which determination will be binding on all parties. The expense of such additional independent accountants will be shared equally between SFAD and the IAI Stockholders.

2.  Payment of Purchase Price.

  (a) The entire purchase price shall be paid by the issuance to the IAI Stockholders of shares of common stock of SFAD (the "SFAD Stock"). The first One Hundred Million (100,000,000) shares of SFAD Stock issued in payment of the purchase price shall be valued at four cents ($.04) per share, which was the approximate market value per share at the time the parties reached agreement in principle. If the purchase price exceeds four million dollars ($4,000,000) so that more than 100,000,000 shares of SFAD Stock are to be issued in payment of the purchase price, such additional shares shall be valued at the average of the mean between the closing bid and asked prices for SFAD Stock for each trading day in the month of January, 2000.

  (b) At closing, the IAI Stock shall be delivered to SFAD, Twenty Five Million (25,000,000) shares of the SFAD Stock shall be delivered to the IAI Stockholders, and Seventy Five Million (75,000,000) shares of the SFAD Stock shall be delivered into escrow to be held in escrow until SFAD has received IAI's audited financial statements as of and for the year ended December 31,1999; the actual purchase price has been determined based upon the above formula; and the actual number of shares of SFAD Stock to be issued to the IAI Stockholders has been determined in accordance with the above valuation method. The appropriate number of shares of SFAD Stock shall then be released to the IAI Stockholders (or, if the purchase price is determined to be less than $100,000, the IAI Stockholders shall return to SFAD for cancellation the appropriate number of shares of SFAD Stock, based upon a value of $.04 per share), SFAD shall issue to the IAI Stockholders additional shares of SFAD Stock if required in order to complete payment of the final purchase price, and the IAI Stock shall be released to SFAD. The SFAD Stock shall be divided among the IAI Stockholders in the same proportion as they own the IAI Stock. SFAD and the management of the IAI business will use their best efforts, and will cooperate with each other and the accountants retained to perform the IAI audit, in order to complete the audit by February 10, 2000, or as soon thereafter as possible.

  (c) The escrow shall be established with an independent legal counsel, acceptable to both parties, along with escrow instructions for the release of the SFAD Stock and the IAI Stock to the appropriate parties.


  (d) At closing, the IAI Stockholders will deliver to SFAD their irrevocable proxies to vote (a) the 25,000,000 shares of SFAD Stock issued to the IAI shareholders, and (b) the 75,000,000 shares of SFAD Stock held in escrow. The proxies as to the 25,000,000 shares will be canceled at such time as IAI attains year to date net profits of not less than $100,000. The proxies as to the 75,000,000 shares will be canceled at such time as all the terms and conditions of the escrow have been fulfilled. Additionally, the IAI Stockholders agree that they will not sell any of the 25,000,000 shares of SFAD common stock issued to them at the Closing (or any additional shares issued thereafter) until all the conditions of escrow have been satisfied.

3. Securities Representations of IAI Stockholders. In connection with this transaction, the IAI Stockholders represent and acknowledge that:

  (a) They have been advised and are aware that the issuance of the SFAD Stock to them will not be registered under the Securities Act of 1933 or any state securities laws and that, therefore, the SFAD Stock cannot be sold by them unless the SFAD Stock is so registered or exemptions from registration, such as SEC Rule 144, are available. Under Rule 144, no sales of the SFAD Stock can be made for one year after closing, and the IAI Stockholders agree that they will not sell or pledge the SFAD Stock in any manner for a period of one year after closing. In addition, notwithstanding the volume of sales which may be allowable under Rule 144 after one year from closing, the IAI Stockholders agree that, until three years after closing, the number of shares of the SFAD Stock sold by them within any three month period will not exceed one half percent (1/2%) of the total number of shares of SFAD common stock outstanding as of the date of the most recent report filed by the Company with the Securities and Exchange Commission during those years.

  (b) They have received and read copies of SFAD's Form 10K for the fiscal year ended December 31, 1997, SFAD's Form 10Q for the period ended September 30, 1998, and any Form 8K's filed by SFAD since the date of the foregoing Form 10Q, have had an opportunity to question the principals of SFAD as to all matters which they deem material and relevant to their decision to enter into this transaction, and have had the opportunity to obtain any and all additional information necessary to verify the accuracy of the information received or any other supplemental information which they deem relevant to make an informed investment decision.

  (c) They have such knowledge and experience in business and financial matters, or competent professional advice, that they are capable of evaluating the merits and risks of acquiring the SFAD Stock. They understand the risks inherent in this transaction and have consulted with an attorney and/or accountant to the extent they deemed it necessary in reviewing this transaction.

  (d) They are entering into this transaction and acquiring the SFAD Stock for their own account for investment only and not as a nominee for others.

  (e) They are residents of the State of Florida.

  (f) The representations and agreements made in this paragraph shall survive closing of the transaction described in this Agreement.


4. Employment Contracts. At closing, Randi Swatt and John Reinsberg shall enter into Employment Agreements with IAI, for three year terms, pursuant to which they will assume the offices of President and Secretary/Treasurer of IAI. The Employment Agreements shall provide for a base salary and benefits as shall be agreed by all parties. After closing, Randi Swatt and John Reinsberg, as officers of IAI, will be responsible for the day to day operations of IAI as a wholly owned autonomous subsidiary of SFAD, and will notify IAI's banker of the change of ownership of IAI. The IAI officers will provide SFAD with monthly financial statements. IAI will remit to SFAD on a monthly basis, commencing January, 1999, seventy five percent (75%) of IAI's net profits for the prior month for as long as IAI exists as a subsidiary of SFAD, subject to reduction in any month as necessary to allow IAI to pay its payroll, trade creditors and other usual and necessary business expenses. To the extent any monthly remittance is so reduced, the shortfall will be remitted as soon as the cash requirements of IAI allow.

5. Board of Directors of IAI. After closing, SFAD will cause the number of directors of IAI to be increased to three. The three directors shall be Randi Swatt, John Reinsberg and a person to be designated by SFAD. For so long as Randi Swatt and John Reinsberg are employed by IAI, SFAD agrees to maintain the number of directors at three and to elect Randi Swatt and John Reinsberg as directors. The IAI board of directors will hold bi-monthly meetings.

6. Representations and Warranties of the IAI Stockholders. The IAI Stockholders, jointly and severally, as a material inducement to SFAD to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to SFAD. The representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing Date as though made on and as of such date.

  (a) Due Organization. IAI is a corporation duly organized and validly existing; its status is active; it is qualified to do business and in good standing in each state where the properties owned, leased or operated, or the business conducted by them, requires such qualification. IAI has the power to own its properties and assets and to carry on its business as now presently conducted. The Articles of Incorporation and By-Laws of IAI are attached hereto as Schedule 5(a) and are made a part hereof.

  (b) Capitalization. The authorized capitalization of IAI consists of 25,000 shares of no par value common stock, of which 1,000 shares are currently issued and outstanding. Except for the foregoing, there are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights or options to issue any of IAI securities.


  (c) IAI Balance Sheet. Schedule 5(c) contains the balance sheet of IAI as of January 4, 1999. The balance sheet fairly presents the financial position of IAI as of the date thereof. The books and records, financial and other, of IAI are in all material respects complete and correct. IAI does not now own, and at the closing date will not own, more than 5% percent of the issued and outstanding capital stock of any other corporation or an equity interest in any other entity.

  (d) Ownership of IAI Stock. The IAI Stockholders are, and will be on the closing date, the sole record and beneficial owners of all the issued and outstanding shares of IAI capital stock. At closing the IAI Stock will be transferred to SFAD by the IAI Stockholders free and clear of all liens and encumbrances of any kind or nature.

  (e) Undisclosed Liabilities. Except as otherwise disclosed to SFAD in writing, IAI does not have any liabilities or obligations of any nature, fixed or contingent, mature or unmatured, that are not shown or otherwise provided for in its balance sheet, except for liabilities and obligations arising subsequent to the date thereof and liabilities incurred in the ordinary course of business, none of which individually or in the aggregate will be materially adverse to the business or financial condition of IAI. There are no material loss contingencies of IAI that will not be adequately provided for.

  (f) Materially Adverse Change. Since the date of the IAI balance sheet, the business of IAI has been operated in the ordinary course and there has not been:

  (i) Any material adverse change in the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of IAI.

  (ii) Any material damage, destruction or loss (whether or not covered by insurance) affecting IAI or their respective assets, properties or businesses.

  (iii) Any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of the capital stock of IAI or any direct or indirect redemption, purchase or other acquisition of any such stock or any agreement to do so.

  (iv) Any issuance or sale by IAI, or agreement by IAI or any of the IAI Stockholders, to sell or pledge any of IAI securities, nor have any irrevocable proxies been given with respect to IAI securities.

  (v) Any statute, rule, regulation or order adopted by any governmental body, agency or authority (including orders of regulatory authorities with jurisdiction over IAI) that materially and adversely affects IAI or its business or financial condition.

  (vi) Any material increase in the rate of compensation or in bonus or commission payments payable or to become payable to any of the salaried employees of IAI; provided, however, that this subsection shall not restrict or limit IAI in any way from hiring additional personnel who are required for their operations.

  (vii) Any other events or conditions of any character that may reasonably be expected to have a materially adverse effect on IAI or its business or financial condition.

  (g) Litigation. There are no actions, suits, claims, investigations or legal administrative or arbitration proceedings pending or, to the knowledge of any of the IAI Stockholders, threatened against IAI, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor do the IAI Stockholders know of any basis for any such action, suit, claim, investigation or proceeding.

  (h) Compliance: Governmental Authorizations. IAI has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities, banking collection and consumer protection laws and regulations that, if not complied with, would materially and adversely affect its businesses. IAI has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business. Such licenses and permits are in full force and effect. The IAI Stockholders know of no violations of any such licenses or permits. No proceedings are pending or threatened to revoke or limit the use of such licenses or permits.

  (i) Tax Matters. IAI has, or at the time of the Closing hereunder will have, filed all federal, state and local tax or related returns and reports due or required to be filed on or before such date, which reports will accurately reflect in all material respects the amount of taxes due. IAI has paid all amounts or taxes or assessments that would be delinquent if not paid as of the date of this Agreement, and will have paid such required amounts as of the Closing Date. There are no tax liens with respect to any properties owned by IAI.

  (j) Agreements. Schedule 5(j) contains a true and complete list and brief description of all IAI's assets, material written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions and other instruments to which IAI is a party or by which IAI or its assets may be bound. True and correct copies of all items set forth on Schedule 5(j) have been made available to SFAD as part of SFAD's due diligence. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by IAI under any of the contracts or agreements set forth in Schedule 5(j). Neither of the IAI Stockholders have knowledge of any material violations have occurred pursuant to any loan agreements to which any of IAI is a party.

  (k) Title to Property and Related Matters. IAI has, and at the time of the Closing will have, good and marketable title to all of its properties, interests in properties and assets, real, personal and mixed, owned by it at the date of this Agreement, of any kind or character, free and clear of any liens or encumbrances. Except for matters that may arise in the ordinary course of business, the assets of IAI are in good operating condition and repair, reasonable wear and tear excepted. To the best of the knowledge of the IAI Stockholders, there does not exist any condition that materially interferes with the use thereof in the ordinary course of the business of IAI.

  (l) Licenses: Trademarks: Trade Names. Schedule 5(l) sets forth all licenses, trademarks, trade names, service marks, copyrights, patents or any applications for any of the foregoing that relate to the business of IAI, all of which are solely owned by IAI, free and clear of any claims, liens or encumbrances.

  (m) Due Authorization. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any provisions of any note, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any note, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which either IAI Stockholder is a party or by which he or she may be bound. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by the IAI Stockholders of this Agreement or the consummation of the transactions described herein.

  (n) Full Disclosure. The IAI Stockholders have disclosed to SFAD in the Schedules to this Agreement or independently, or made available to SFAD, documents, books and records pertaining to, all events, conditions and facts materially affecting the properties, business and prospects of IAI. At closing, the IAI Stockholders will not have withheld disclosure of any events, conditions and facts that may materially and adversely affect the properties, businesses or prospects of IAI.

  (o) Brokerage Fees. The IAI Stockholders represent to SFAD that they know of no person or entity entitled to a commission, broker's fee, finder's fee or other compensation in connection with this transaction other than Franklin L. Frank, whose fee is being paid by SFAD. The IAI Stockholders agree to indemnify and hold SFAD harmless from any and all loss or damages, including a reasonable attorney's fee and court costs at all trial and appellate levels, arising out of any claim against SFAD for brokerage or other compensation by a party claiming such compensation by reason of its relationship with the IAI Stockholders.

7. Representations and Warranties of SFAD. SFAD, as a material inducement to the IAI Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, makes the following representations and warranties to the IAI Stockholders, which representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing Date as though made on and as of such date.

  (a) Due Organization. SFAD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SFAD has the corporate power to own its property and to carry on its business as now presently conducted.

  (b) SEC Reporting. From the first date that such reports were required of SFAD, SFAD has accurately and completely filed with the SEC all required reports, including but not limited to, Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Periodic Reports on Form 8-K (the "SEC Filings"). As of their respective dates, none of the SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

  (c) SFAD Financial Statements. The SFAD financial statements as contained in the SEC Filings were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and present fairly the consolidated financial position of SFAD and its subsidiaries as of the respective dates, and for the respective periods, covered thereby.

  (d) Undisclosed Liabilities. SFAD has no liabilities or obligations of any nature, fixed or contingent, matured or unmatured, that are not shown or otherwise provided for in SFAD's financial statements or otherwise disclosed in writing to IAI.

  (e) No Material Adverse Change. Since September 30, 1998, there has been no development or occurrence that would constitute a material adverse change in the financial condition or prospects of SFAD.


  (f) Due Authorization. Subject only to ratification of this Agreement by SFAD's Board of Directors, this Agreement has been duly authorized, executed, and delivered by SFAD, and constitutes a legal, valid, and binding obligation of SFAD, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. The execution, delivery and performance of this Agreement by SFAD will not violate or conflict within any material respect or constitute a default under any provisions of applicable law, SFAD's Articles of Incorporation or Bylaws, or any agreement or instrument to which SFAD is a party or by which it or its assets are bound. No consent of any federal, state, municipal or other governmental authority is required by SFAD for the execution, delivery or performance of this Agreement by SFAD. No consent of any party to any contract or agreement to which SFAD is a party or by which any of its property or assets are subject is required for the execution, delivery or performance of this Agreement by SFAD that has not been obtained at the date of this Agreement.

  (g) Litigation. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against SFAD, its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does SFAD know or a threat of, or any basis for, any such action, suit claim, investigation or proceeding.

  (h) Tax Matters. SFAD has filed all federal, state and local, tax or related returns and reports due or required to be filed, which reports accurately reflects in all material respects the amount of taxes due. SFAD has paid all taxes or assessments that have become due, other than taxes or charges being contested in good faith or not yet finally determined. SFAD is not aware of any tax liens with respect to any properties owned by SFAD.

  (i) Full Disclosure. SFAD has not, at the Closing Date, and will not have at the Closing Date, withheld disclosure of any events, conditions, and facts of which it may have knowledge and that may materially and adversely affect the business or prospects of SFAD.

  (j) No Approvals Required. No approval, authorization, consent, order of other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by SFAD of this Agreement or the consummation of the transactions described herein, except to the extent that SFAD may be required to file reports in accordance with relevant regulations under federal and state securities laws.

  (k) Brokerage Fees. SFAD has incurred a finders fee in connection with this Agreement in the amount of six million (6,000,000) shares of SFAD Stock which shall be issued by SFAD directly to Franklin L. Frank simultaneously with release from escrow of the SFAD Stock to the IAI Stockholders.


  (l) Right of Rescission. SFAD warrants that if (i) within one year from the Closing Date, SFAD files a petition in bankruptcy or commences any proceeding under any bankruptcy, reorganization, arrangement, liquidation or similar law of any jurisdiction, or if there is filed against SFAD any such petition or application, or any such proceeding is commenced against SFAD, in which an order for relief is entered or which remains undismissed for a period of sixty
(60) days or more, or if SFAD by any act or omission indicates its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief, or (ii) within two years from the release of the SFAD Stock from escrow, there occurs a period of not less than 90 days in which there are no published bid prices for SFAD common stock, then the IAI Stockholders shall have the right, upon written notice to SFAD, to rescind this Agreement, in which event all SFAD Stock issued to the IAI Stockholders and all IAI Stock and corporate records transferred to SFAD shall be returned and this Agreement shall be of no further force or effect.

8.  Covenants of IAI.  Prior to Closing, IAI shall:

  (a) Not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the ordinary course of business, without the prior written consent of SFAD.

  (b) Keep IAI's business and properties substantially intact, including its recent operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

  (c) Not authorize any salary or compensation increase, dividends or loans to officers or directors without prior written consent of SFAD.

  (d) Not contact any third party for the purpose of soliciting or arranging for the solicitation of any proposals involving a business combination, equity financing or sale of IAI's outstanding capital stock or assets, issuance of additional securities, merger, consolidation or other capital transactions outside the ordinary course of IAI's businesses.

9.  Closing. The Closing shall occur on or before February 5, 1999 at SFAD's
attorneys offices at such hour to be advised by SFAD.   SFAD may extend the
Closing Date for up to 30 days upon demonstrating that there are reasonable circumstances delaying the Closing and evidence that SFAD is diligently pursuing the performance of, and compliance with, all conditions precedent to the obligations hereunder. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

  (a) The IAI Stockholders will deliver, or cause to be delivered, to SFAD the following:

  (i) Stock certificates for of the shares of capital stock of IAI being transferred to SFAD hereunder, duly endorsed or with stock powers attached in blank.

  (ii) All corporate records of IAI, including without limitation corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing Date), stock books, stock transfer books, corporate seals, shares of stock of the Subsidiaries; and such other corporate books and records as may reasonably be requested by SFAD and its counsel.

  (iii) A certificate of good standing for IAI from the Secretary of State of its state of incorporation, dated at or about the Closing Date, to the effect that such corporation is in good standing under the laws of such state.

  (iv)  Names, addresses, and Social Security numbers  of the IAI
Stockholders.

  (v)   The Employment Agreements referred to in Section 4 of this Agreement.

  (vi) Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

  (b) SFAD will deliver or cause to be delivered to the IAI Stockholders:

  (i) Stock issuance instructions to SFAD's Transfer Agent for 25,000,000 shares of the SFAD Stock for delivery to the IAI Stockholders within ten business days after the Closing Date.

  (ii) Stock issuance instructions to SFAD's Transfer Agent for 75,000,000 shares of the SFAD Stock for delivery into escrow in accordance with this Agreement within ten business days after the Closing Date.

  (iii) A Certificate from the Secretary of State of Delaware dated at or about the Closing Date that SFAD is in good standing under the laws of said state.

  (iv)  The Employment Agreements referred to in Section 4 of this Agreement.

  (v) Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or that may be reasonably requested in furtherance of the provisions of this Agreement, including a copy of the resolutions of the Board of Directors authorizing the execution and delivery of this Agreement and issuance of the SFAD Stock.

10. Conditions Precedent to Obligations of the IAI Stockholders. All obligations of the IAI Stockholders under this Agreement are subject to the fulfillment, prior to or on the Closing Date (unless otherwise stated herein), of each of the following conditions:

  (a) The Board of Directors of SFAD shall have approved the execution and delivery of this Agreement.

  (b) The representations and warranties made by SFAD in this Agreement or in any certificates or documents delivered to the IAI Stockholders pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

  (c) SFAD shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.


11. Conditions Precedent to Obligations of SFAD. All obligations of SFAD under this Agreement are subject to the fulfillment, prior to or on the Closing Date (unless otherwise stated herein), of each of the following conditions:

  (a) The representations and warranties made by the IAI Stockholders in this Agreement or in any certificates or documents delivered to SFAD pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

  (b) The IAI Stockholders shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

  (c)The IAI Stockholders shall have delivered to SFAD all of the Schedules referenced herein, and such Schedules and documents shall have been reasonably acceptable to SFAD.

  (d) Any Due Diligence Examination by SFAD prior to the Closing Date shall not have resulted in the discovery of any materially adverse information concerning the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of IAI.

  (e) IAI shall have (i) no liens or encumbrances of any nature on its assets, other than capital lease obligations that exist at the date of this Agreement; (ii) no violations in any material respect pursuant to any loan agreements; and (iii) no debt or other obligations except as described in the Schedules to this Agreement.


12. Nature of Representation and Warranties. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or parties or any other person shall not be deemed a waiver of any branch of any such representation, warranty, covenant or agreement.

13. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight courier delivery, confirmed facsimile transmission or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein.

If to SFAD, to:
Barbara Tolley, President
Safe Technologies International, Inc.
249 Peruvian Avenue F-2
Palm Beach, Florida 33480

If to the IAI Stockholders, to:
Internet Associates International, Inc.
123 Northwest 13 Street, Suite 206
Boca Raton, FL 33423

With a copy to:
Leonard H. Bloom, Esq.
Shapo, Freedman & Bloom, P.A.
200 South Biscayne Blvd., Suite 4750
Miami, FL 33131

Any such notices shall be effective when delivered in person or sent by facsimile transmission, one business day after being sent by overnight courier delivery or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

14.  Miscellaneous.

  (a) Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such further action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

  (b) Expenses of the Transaction. Each party will bear their own expenses in connection with this transaction.


  (c) Survival of Representations. All covenants, agreements, representations and warranties made herein shall survive the Closing for a period of one year, except that all representations and warranties as to tax matters shall survive closing through all applicable statutes of limitation. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

  (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

  (e) Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party of parties against whom enforcement of any such amendment, supplement or modification is sought.

  (f) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

  (g) Choice of Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Florida.

  (h) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this agreement.

  (i) Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

  (j) Number and Gender. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

  (k) Effect of Waiver. The failure of any party at any time or times to required performance of any provisions of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any provision.

  (l) Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorney's fees at all trial appellate levels, expenses and costs. Any suit , action or proceeding with respect to this Agreement shall be brought in the courts of Palm Beach County in the State of Florida or in the U.S. District Court for the Southern District of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Palm Beach County, Florida, has been brought in an inconvenient forum.

  (m) Specific Performance. The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breech, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

  (n) Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

  (o) No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

  (p) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

  (q) Facsimile Signature. This Agreement may be executed and delivered by facsimile transmission and any such signature shall be of the same force and effect as an original signature.


IN WITNESS THEREOF, the parties have executed this Agreement on the date first above written.

SAFE TECHNOLOGIES INTERNATIONAL, INC.  BY:

/s/ Barbara L. Tolley
------------------------------
Barbara Tolley, CEO & Chairman


IAI  BY:

/s/ Randi Swatt
------------------------------
Randi Swatt

/s/ John Reinbergs
------------------------------
John Reinbergs

/s/ David Fox
------------------------------
David Fox